Exhibit 10.1

Execution Version

May 6, 2021

Science 37, Inc.

600 Corporate Pointe, Suite 320

Culver City, California 90230

Attention: Chief Executive Officer

Re: Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by LifeSci Holdings LLC, a Delaware limited liability company (the “Stockholder”), to Science 37, Inc., a Delaware corporation (the “Company”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Company, LifeSci Acquisition II Corp., a Delaware corporation (the “Parent”), and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

The Stockholder is currently, and as of immediately prior to the Closing will be, the record owner of 1,772,034 shares of Parent Common Stock (the “Stockholder Shares”), representing 17.70% of the voting power of the Parent’s security holders, and 3,146,453 private placement warrants of Parent (the “Parent Warrants”).

In order to induce the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Parent as follows:

1.	Voting Agreements. The Stockholder, in its capacity as a stockholder of the Parent, irrevocably and unconditionally covenants and agrees that, (i) at any meeting of the Parent’s stockholders related to the transactions contemplated by the Merger Agreement or the Transaction Documents (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and (ii) in connection with any written consent of the Parent’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Stockholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of each of the proposals relating to the Transactions and any other matters necessary or reasonably requested by the Parent for consummation of the Merger and the Transactions; and

c.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against, and withhold consent with respect to, any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions (including as a result of not satisfying any of the conditions to Closing set forth in Section 8.1 or 8.3 of the Merger Agreement), (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Parent or Merger Sub under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement.

Without limiting the foregoing, prior to any valid termination of the Merger Agreement in accordance with 9.1, 9.2, 9.3 or 9.4 thereof, the Stockholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the Transactions and on the terms and subject to the conditions set forth therein. The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by Parent’s board of directors.

2.	Stop Transfers; Certificates. The Stockholder agrees that except for transfers of Stockholder Shares pursuant to the Merger Agreement, it shall not request that the Parent register the transfer (book entry or otherwise) of any of the Stockholder Shares if such transfer is not permitted by this Support Agreement. In furtherance of the foregoing, the Stockholder hereby agrees to (a) place a revocable stop order on all Stockholder Shares subject to this Support Agreement, including those which may be covered by a registration statement, and (b) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Stockholder Shares under this Section 2 and Section 6 below and direct Parent’s transfer agent not to process any attempts by Stockholder to Transfer any Stockholder Shares except in compliance with this Section 2 and Section 6 below.

3.	Cooperation. The Stockholder agrees to cooperate with any reasonable request of the Parent or its independent registered public accounting firm in connection with the preparation of any periodic reports, transition reports and other filings with the U.S. Securities and Exchange Commission or any other governmental agency or body that is required to be made by the Parent following the consummation of the Merger. Further, the Stockholder agrees that such cooperation includes, but is not limited to, providing Parent and its representatives with access to the executive officers and employees of Stockholder and its affiliates for the purposes of preparing such reports. Parent shall be responsible for all costs and expenses incurred by the Stockholder in cooperating with the Parent on the matters covered in this Section 3.

4.	Parent Warrants. Prior to the Closing, the Stockholder shall amend the Parent Warrant Agreement or enter into such other agreement that provides for all of the issued and outstanding Parent Warrants held by Sponsor or its Affiliates to convert into the right to receive 3,146,453 shares of Parent Common Stock, in the aggregate, immediately prior to the Effective Time.

5.	Damages; Remedies. The Stockholder acknowledges and agrees that the rights of the other parties hereto to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Support Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies a party hereto may have in equity or at law, each party hereto shall be entitled to equitable remedies against another party hereto for its breach or threatened breach of this Support Agreement, including to enforce specifically the terms and provisions of this Support Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Support Agreement in the Chosen Courts (as defined below), in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another remedy at law. In the event that a party hereto seeks equitable remedies in any Proceeding (including to enforce the provisions of this Support Agreement or prevent breaches or threatened breaches of this Support Agreement), no party hereto shall raise any defense or objection, and each party hereto hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

6.	Transfer Restrictions. Hereafter until the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, the Stockholder agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of the Stockholder Shares and Parent Warrants except in accordance with the Merger Agreement or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (a “Transfer”), (b) deposit any of the Stockholder Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Stockholder Shares that conflicts with any of the covenants or agreements set forth in this Support Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also in agrees in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Stockholder hereunder, and be bound by the terms of this Support Agreement. Any attempted Transfer of the Stockholder Shares or Parent Warrants, or any interest in any of the foregoing in violation of this Section 6 shall be null and void.

7.	New Shares. During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, in the event that, (a) any shares of Parent Common Stock, Parent Warrants or other equity securities of Parent are issued to the Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock, Parent Warrants or other equity securities of Parent after the date of this Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Parent Common Stock or other equity securities of Parent after the date of this Support Agreement (such Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

8.	Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.	Assignment. This Support Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall be permitted to assign any of its rights or delegate any of its obligations under this Support Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties hereto, and any attempted or purported assignment or delegation in violation of this Section 9 shall be null and void.

10.	Counterparts. This Support Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Support Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Support Agreement as to the parties hereto and may be used in lieu of the original Support Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

11.	Severability. The provisions of this Support Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Support Agreement. If any provision of this Support Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (ii) the remainder of this Support Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

12.	Governing Law; Jurisdiction; Jury Trial Waiver.

(i) This Support Agreement, and any claims or Proceedings arising out of this Support Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(ii) Each of the parties hereto agrees that: (a) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Support Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Support Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (b) solely in connection with such Proceedings, (1) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (3) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (4) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (1) through (4) of this Section 12 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(iii) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.

13.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to the Parent, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Stockholder’s signature page.

14.	Termination. This Support Agreement and the obligations of Stockholder under this Support Agreement shall automatically terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual written agreement of the Company and Stockholder. Upon the termination or expiration of this Support Agreement, no party hereto shall have any further obligations or liabilities under this Support Agreement; provided, however, such termination or expiration shall not relieve any party hereto from liability for any willful breach of this Support Agreement occurring prior to its termination.

15.	Stockholder Representations: The Stockholder represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Stockholder;

d.	this Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

f.	there are no Proceedings pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

g.	the Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of its own choosing;

h.	the Stockholder has not entered into, and shall not enter into, any agreement that would prevent or delay the Stockholder from performing any of its obligations hereunder;

i.	the Stockholder has good title to the Stockholder Shares, free and clear of any Liens, and the Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified in Section 2 of this Support Agreement are the only voting securities of the Parent owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Support Agreement or the disposition of such Stockholder Shares.

16.	Adjustment for Stock Split. If, and as often as, there are any changes in the Parent or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, Parent, and the Stockholder Shares as so changed.

17.	Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

LIFESCI HOLDINGS LLC

By:	/s/Andrew McDonald
Name: Andrew McDonald
Title: CEO

250 West 55th Street, #3401
New York, NY 10019
(646) 889-1200
Attn: Andrew McDonald

Accepted and Agreed:

SCIENCE 37, INC.

By:	/s/ David Coman
Name:David Coman
Title: Chief Executive Officer

LIFESCI ACQUISITION II CORP.

By:	/s/ Andrew McDonald
Name:Andrew McDonald
Title: Chief Executive Officer

Signature Page to

Sponsor Support Agreement